Exhibit (a)(1)(D)

                        GEORGESON SHAREHOLDER SECURITIES

                  GEORGESON SHAREHOLDER SECURITIES CORPORATION
                           17 State Street, 10th Floor
                            New York, New York 10004

                        BANKS AND BROKERS: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (800) 445-1790

                SBI PURCHASE CORP., A WHOLLY-OWNED SUBSIDIARY OF
                                 SBI AND COMPANY

           OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES OF
               CLASS A AND CLASS B COMMON STOCK OF RAZORFISH, INC.
                     AT A PURCHASE PRICE OF $1.70 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON JANUARY 6,
                      2003, UNLESS THE OFFER IS EXTENDED.

                                December 6, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

SBI and Company, a Utah corporation ("Parent"), has engaged Georgeson Shareholder Securities Corporation to act as Dealer Manager in connection with its offer to purchase, through its wholly-owned subsidiary SBI Purchase Corp., a Delaware corporation (the "Purchaser" and together with Parent, where appropriate, collectively, "SBI"), all outstanding shares of Class A and Class B common stock of Razorfish, Inc., a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares") at a cash purchase price of $1.70 per share, without interest thereon.

SBI's offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated December 6, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase, as either may be amended or supplemented from time to time, the "Offer").

The Purchaser will pay the purchase price for all Shares validly tendered and not withdrawn, subject to the conditions set forth in the Offer to Purchase. The Purchaser will return at its own expense all Shares that are not, for whatever reason, purchased pursuant to the Offer.

The Offer is being made pursuant to the Acquisition Agreement and Agreement and Plan of Merger dated as of November 21, 2002 (the "Acquisition Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of SBI or by stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Acquisition Agreement and described in the Offer to Purchase.

The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn prior to the expiration date of the Offer that number of Shares that would represent at least a majority of the Shares outstanding on a "fully diluted basis" (as defined in the Offer to Purchase). The Offer is also subject to certain other conditions, as set forth in the Offer to Purchase.

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For your information and for forwarding to your clients, we are enclosing the following documents:

l. The Offer to Purchase.

2. The Letter of Transmittal for your use and for the information of your clients.

3. The Letter to Stockholders of the Company from the Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

4. The Notice of Guaranteed Delivery to be used to accept the Offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis.

5. A form of letter that may be sent to each client for whose account you hold shares registered in your name or in the name of your nominee, with space for obtaining such client's instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Form W-9.

7. A return envelope addressed to Alpine Fiduciary Services, Inc. (the "Depositary").

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON JANUARY 6, 2003, UNLESS THE OFFER IS EXTENDED.

Neither SBI nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than to Georgeson Shareholder Securities Corporation, as the Dealer Manager, and Georgeson Shareholder Communications, Inc., as the Information Agent). SBI will, upon request, reimburse you for the reasonable and customary handling and mailing expenses you incur in forwarding materials relating to the Offer to your clients. SBI will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in the Letter of Transmittal.

In order to take advantage of the Offer, a stockholder must complete and sign the Letter of Transmittal or a copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or, in the case of book-entry transfer, deliver an Agent's Message (as defined in the Offer to Purchase), or , in the case of a tender pursuant to the Automated Tender Offer Program of the Book-Entry Transfer Facility (as defined in the Offer to Purchase), the express acknowledgment that such stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against the stockholder, and any other required documents to Alpine Fiduciary Services, Inc., the Depositary, and either mail or deliver the stock certificates for the Shares or tender the Shares pursuant to the procedures for book-entry transfer or the procedures of the Automated Tender Offer Program of the Book-Entry Transfer Facility described in the Offer to Purchase and Letter of Transmittal. Any stockholder who desires to tender Shares and whose certificates for the Shares are not immediately available or who cannot comply with the procedure for book-entry transfer or the Automated Tender Offer Program of the Book-Entry Transfer Facility on a timely basis or whose other required documents cannot be delivered to the Depositary by the expiration of the offer should tender the Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

Any questions or requests for assistance or additional copies of the enclosed materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                             Very truly yours,

                             Georgeson Shareholder Securities Corporation

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU

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OR ANY OTHER PERSON THE AGENT OF SBI, THE PURCHASER, THE COMPANY, THE DEALER
MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER EXCEPT THE STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.